UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 13, 2007
Date of Earliest Event Reported: December 7, 2007

ProElite, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	333-145694	22-3161866
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12121 Wilshire Boulevard, Suite1001 Los Angeles, CA 90025		90025
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(310) 526-8700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

Reference is made to the current report on Form 8-K filed by ProElite, Inc., a New Jersey corporation (the “Company”) on September 26, 2007.

The Amendment

On December 7, 2007 (the “Effective Date”), the Company entered into a First Amendment to Asset Purchase Agreement (the “Amendment”) with Future Fight Productions, Inc. (“FFP”) and the shareholders of FFP (the “Shareholders”), pursuant to which the parties amended that certain Asset Purchase Agreement dated as of September 13, 2007 (as amended, the “Purchase Agreement”). The Amendment provides that the Company will pay an additional $100,000 in cash if FFP’s earnings before interest, taxes, depreciation and amortization for the 12-month period ending November 30, 2008 exceeds $198,000. FFP and the Shareholders will have until December 6, 2008 to secure releases, permits approvals and consents required for the Company to exploit and use all content related to the “Future Fight Productions,” “Super Brawl,” and “Icon Sport” brands to the Company.

In connection with the Purchase Agreement, FFP and its sole officer, Thomas Jay Thompson (“Thompson”) entered into a noncompetition, nonsolicitation and nondisclosure agreement with the Company, pursuant to which Thompson and FFP agreed to not engage in a business that is directly competitive with the Company’s business for a period of five years in any jurisdiction the Company currently conducts its business in.

The Consulting Agreement

The Company also entered into a 5-year Consulting Agreement with FFP, Inc. (formerly Future Fight Productions, Inc.) (the “Consultant”) for the services of Thompson on December 7, 2007. Pursuant to the Consulting Agreement, the Consultant will receive monthly payments of $11,666.66 and 20% of the earnings before interest, taxes, depreciation and amortization related to the events that the Consultant promotes under “Future Fight Productions” or “ICON,” after deducting the consulting fees payable under the Consulting Agreement and any additional sales, general and administrative expenses incurred by the Company. The Consultant will also receive 50,000 shares of the Company’s common stock in 3 equal installments on each of the first three anniversaries of the Effective Date. These shares are also subject to certain forfeiture provisions.

The Company may terminate Consultant’s engagement at any time with or without cause. If the Company terminates the engagement without cause, or the Consultant terminates the engagement for good reason, the Consultant will be entitled to 50% of the remaining consulting fee that would have been payable through the end of the 5-year term. In addition to the foregoing, if the Company terminates the engagement before October 31, 2008 (with or without cause), the Consultant will be entitled to the consulting fee that would have been payable through October 31, 2008.

The foregoing descriptions of the Purchase Agreement and Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Amendment and Consulting Agreement, attached hereto as Exhibits 10.1 and 10.2.

ITEM 3.02 Unregistered Sales of Equity Securities

Pursuant to the Purchase Agreement, the Company issued 100,000 shares of common stock on the Effective Date under the Purchase Agreement. The issuance of the 100,000 shares is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. The Company did not use any general solicitation or general advertising in connection with these sales. FFP represented that it was acquiring the shares for investment purposes only and the Company placed appropriate restrictions on transfer on the shares issued, and the certificates evidencing the shares bear a restricted legend.

ITEM 9.01  Financial Statements and Exhibits.

(c)    Exhibits.

Exhibit No.	Description

10.1	Amendment to Asset Purchase Agreement, dated December 7, 2007, by and among ProElite, Inc., Future Fight Productions, Inc., Thomas Jay Thompson and Odd Haugen.

10.2	Consulting Agreement, dated December 7, 2007, by and among ProElite, Inc., FFP, Inc. and Thomas Jay Thompson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROELITE, INC.

Date: December 13, 2007	By: /s/ EDWARD HANSON
Edward Hanson, Chief Financial Officer